Exhibit 10.9

              Voting Agreement between Allianz and Mark A. Zesbaugh

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                                  May 17, 1999





Allianz Life Insurance Company of North America
1750 Hennepin Avenue
Minneapolis, MN 55403-2195

         RE:   Life USA Holding, Inc.

Ladies and Gentlemen:

         As a material inducement to the execution by Allianz Life Insurance Company of North America ("Allianz") of that certain Agreement and Plan of Merger (the "Merger Agreement") with Life USA Holding, Inc. (the "Company"), whereby a wholly owned subsidiary of Allianz will be merged with and into the Company and the Company will become a wholly owned subsidiary of Allianz (the "Merger"), I agree to vote all shares of Common Stock of the Company owned or controlled by me as of the date hereof and any shares acquired by me after the date hereof (collectively, the "Shares") pursuant to the terms of this letter.

         I agree to vote all of the Shares in favor of the approval of the Merger Agreement, the Merger and all other actions necessary or desirable for the consummation of the Merger. I agree not to vote any of the Shares in favor of any matter which may contradict any provision of this letter or the Merger Agreement or may make it more difficult or less desirable for Allianz to consummate the Merger. I further agree that I will not transfer any of the Shares unless the proposed transferee has executed an instrument acknowledging that the Shares being acquired are subject to the voting restrictions of this letter.

         I understand that I will retain the right to vote the Shares, in my discretion, on all matters other than those set forth above, which are presented for a vote to the Company's stockholders generally. I also understand that I am executing this letter in my individual capacity, and except as may be provided in the Merger Agreement, nothing contained in this Agreement shall limit or otherwise affect the conduct or exercise of my fiduciary duties as an officer or director of the Company.

         This letter and all questions concerning its construction, validity, interpretation and

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performance shall be governed by the internal laws of the State of Minnesota, without regard for such state's principles of conflicts of laws. This letter shall terminate upon the earliest to occur of (i) the Effective Time (as defined in the Merger Agreement), (ii) termination of the Merger Agreement or (iii) one year following the date of this letter. This letter constitutes the entire agreement between myself and Allianz with respect to the subject matter hereof, and may not be amended or modified nor may any provision be waived except pursuant to an instrument executed in writing by myself and Allianz.

                                         Very truly yours,


                                         /s/ Mark A. Zesbaugh
                                         ----------------------------------
                                         Mark A. Zesbaugh

Agreed to and accepted this
17th day of May, 1999 by


ALLIANZ LIFE INSURANCE COMPANY
  OF NORTH AMERICA


By: /s/ Edward J. Bonach
    --------------------------------
   Name: Edward J. Bonach
   Title: Senior Vice President and Chief
          Financial Officer